UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) Of The Securities Exchange Act Of 1934

Date of report (Date of earliest event reported) September 10, 2009

PHOTRONICS, INC.

(Exact name of registrant as specified in its charter)

Connecticut	0-15451	06-0854886
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15 Secor Road, Brookfield, CT	06804
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code (203) 775-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Entry into a Material Definitive Agreement.

On September 10, 2009, Photronics, Inc. (the “Company”), entered into an Underwriting Agreement (the “Convertible Note Underwriting Agreement”) with Morgan Stanley & Co. Incorporated (the “Representative”), as representative of the underwriters named therein (the “Note Underwriters”), pursuant to which the Company (i) agreed to issue and sell to the Note Underwriters $50,000,000 aggregate principal amount of 5.50% Convertible Senior Notes due 2014 (the “Firm Notes”) and (ii) granted the Note Underwriters an option exercisable for a period of 30 days to purchase up to $7,500,000 additional principal amount of notes to cover over-allotments, if any (the “Additional Notes” and, together with the Firm Notes, the “Senior Convertible Notes”).

Additionally, on September 10, 2009, the Company entered into an Underwriting Agreement (the “Common Stock Underwriting Agreement”) with the Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein (the “Common Stock Underwriters”), pursuant to which the Company (i) agreed to sell to the Common Stock Underwriters an aggregate of 9,638,554 shares (the “Firm Shares”) of common stock, par value, $0.01 per share, of the Company (“Common Stock”) and (ii) granted the Common Stock Underwriters an option exercisable for a period of 30 days to purchase up to 1,445,783 additional shares of Common Stock to cover over-allotments, if any (the “Additional Shares” and, together with the Firm Shares, the “Shares”).

The offer and sale of the Convertible Notes and the Shares was registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 filed by the Company on June 25, 2009 (File No. 333-160235) and pursuant to a registration statement on Form S-3 filed by the Company pursuant to Rule 462(b) with the SEC on September 10, 2009 (File No. 333-161857). The foregoing description of the Convertible Note Underwriting Agreement and the Common Stock Underwriting Agreement is only a summary and is qualified in its entirety by reference to the full text of the Convertible Note Underwriting Agreement and the Common Stock Underwriting Agreement, which are filed as Exhibit 1.1 and Exhibit 1.2, respectively, to this Current Report on Form 8-K, and each of which is incorporated by reference in this Item 1.01.

This Current Report on Form 8-K does not constitute an offer to sell nor a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

On September 10, 2009, the Company issued to Intel Capital Corporation a warrant to purchase up to 500,000 shares of its common stock with an exercise price of $4.15 per share and a warrant to purchase up to 250,000 shares of common stock with an exercise price of $5.08365 per share (the “Warrants”). A copy of each warrant agreement is filed herewith as Exhibit 10.3 and Exhibit 10.4.

ITEM 8.01	Other Events.

On September 10, 2009, the Company and Intel Corporation entered into an agreement to work together to share technical and operations information regarding the development status of the Company’s products, the capabilities of the Company’s mask manufacturing lines, and the alignment of the Company and Intel Corporation’s mask making toolsets. The agreement also addresses potential for a future relationship relating to business continuity planning for Intel Corporation and its affiliates. The agreement has a 10-year term. There is not any obligation under the agreement for either party to collaborate with the other on the development of technology and Intel Corporation had not committed to buy any products from the Company under the agreement. In consideration for this agreement, the Company issued to Intel Capital Corporation the Warrants.

On September 9, 2009, the Company issued a press release announcing that it plans to offer 6.3 million shares of stock and $50 million in convertible senior notes due 2014. On September 11, 2009, the Company issued a press release announcing the pricing of the offerings of the Convertible Notes and the Shares. A copy of each press release is filed as Exhibit 99.1 and 99.2 to this Current Report on form 8-K and is incorporated by reference in this Item 8.01.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed as exhibits to this Report on Form 8-K:

10.1	Underwriting Agreement, dated September 10, 2009, relating to the Senior Convertible Notes, by and between the Company and Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein.

10.2	Underwriting Agreement, dated September 10, 2009, relating to the Shares, by and between the Company and Morgan Stanley & Co. Incorporated, as representative of the underwriters named therein and the Company.

10.3	Warrant Agreement between Intel Capital Corporation and the Company dated September 10, 2009 to purchase up to 500,000 shares of the Company’s common stock.

10.4	Warrant Agreement between Intel Capital Corporation and the Company dated September 10, 2009 to purchase up to 250,000 shares of the Company’s common stock.

99.1	Press release, dated September 9, 2009.

99.2	Press release, dated September 11, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHOTRONICS, INC.
(Registrant)

DATE	September 11, 2009	By	/s/ Richelle E. Burr
Richelle E. Burr
Vice President, Associate General Counsel

PHOTRONICS, INC.